Exhibit 99.1

LEAPFROG REPORTS SECOND QUARTER 2011 RESULTS

EMERYVILLE, Calif.—August 2, 2011—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the second quarter ended June 30, 2011.

Highlights:

•	Retail point-of-sale, or POS, dollars[1] were up 7% in the U.S. for the 26 weeks ended July 2, 2011 compared to the 26 weeks ended July 3, 2010.

•

Consolidated net sales were $54 million in the second quarter, down 13% compared to a year ago, reflecting the effect of higher retail inventory at the end of 2010 and the timing of new product shipments relative to a year ago.

•

Net loss per share was $0.21 in the second quarter, compared to a net loss per share of $0.20 a year ago. For the first six months of the year, net loss per share improved $0.01 compared to a year ago.

•	Working capital improved $17 million for the first six months of the year compared to a year ago.

“Our second quarter performance was as we expected,” said John Barbour, Chief Executive Officer. “While net sales declined due to the year-end retail carry-over, operating expenses were well managed, and we delivered a flat bottom line.”

“Our global POS performance continues to remain solid, driven by the great educational entertainment our products provide. We will further strengthen our product portfolio this month with the launch of LeapPad, a personalized learning tablet for children that will offer more than 100 pieces of content to educate and entertain children by year end. July pre-order sales of LeapPad provided a good read on consumer demand, and we expect it to be a top-seller during the holidays. Long-term, I believe that LeapFrog has tremendous earnings potential given our leading brand, best-in-class educational focused content, and strong product portfolio,” continued Mr. Barbour.

Second Quarter 2011 Results Compared to Second Quarter 2010 Results

Net sales were $54 million, down 13%, and included a one percentage point favorable impact from changes in currency exchange rates.

Net sales from the United States segment were $39 million, down 20%, as expected, reflecting the effect of higher retail inventory at the end of 2010 and the timing of new product launches.

[1]	Please see Description of Retail Point-of-Sale Dollars below for an explanation of this operating metric.

LeapFrog Enterprises, Inc.

Net sales from the International segment were $15 million, up 11%, and included a six percentage point favorable impact from changes in currency exchange rates.

Gross margin was 34.9%, down 1.5 percentage points, primarily due to lower sales volume.

Loss from operations was $13 million, compared to $12 million a year ago.

Guidance

“Our solid POS performance has resulted in retail inventory reaching levels consistent with the prior year. As a result, we expect net sales and earnings growth in the second half of the year,” said Mark Etnyre, Chief Financial Officer.

“We believe we are tracking to achieve the previously provided full-year guidance. In 2011, we expect net sales to be flat to slightly down compared to 2010 and net income per share to be in the range of $0.15 to $0.20. In the third quarter of 2011, we expect net sales to be in the range of $139 million to $142 million and net income per share to be in the range of $0.24 to $0.28,” continued Mr. Etnyre.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss second quarter 2011 financial results on August 2, 2011, at 2:00 p.m. Pacific Daylight Time (5:00 p.m. Eastern Daylight Time). The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request conference ID 83977303. A replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 83977303.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale, or POS, dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data, based on retail prices, is provided to LeapFrog by retailers and also includes sales through online retailers and our online retail store at LeapFrog.com. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts. Results for retail point-of-sale dollars are for the 26 weeks ended July 2, 2011 and the 26 weeks ended July 3, 2010.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading developer of educational entertainment for children. LeapFrog’s award-winning product portfolio is designed to help every child achieve their full potential by delivering best-in-class curriculum through engaging content, technology-based

LeapFrog Enterprises, Inc.

platforms, and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers product recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for life and academic success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at www.leapfrog.com.

NOTE: LEAPFROG, the LeapFrog logo, and LEAPPAD are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding anticipated financial results (including net sales, earnings growth and net income per share). Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, particularly with respect to newly-launched products, the overall economic environment and its effect on retail business, the seasonality of our business, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, our ability to manage operating expenses effectively, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2010 annual report on Form 10-K filed on February 22, 2011. All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors: Karen Sansot Investor Relations (510) 420-4803	Media: Monica Ma Media Relations (510) 596-3437

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$54,420	$62,413	$94,098	$104,819
Cost of sales	35,438	39,666	63,360	69,640

Gross profit	18,982	22,747	30,738	35,179

Operating expenses:
Selling, general and administrative	17,650	17,737	38,137	38,858
Research and development	8,141	9,361	16,372	17,957
Advertising	3,492	4,710	5,827	8,054
Depreciation and amortization	2,791	3,118	5,344	5,544

Total operating expenses	32,074	34,926	65,680	70,413

Loss from operations	(13,092)	(12,179)	(34,942)	(35,234)

Other income (expense):
Interest income	36	54	69	114
Interest expense	(44)	(22)	(80)	(25)
Other, net	(283)	(654)	(843)	(1,384)

Total other expense, net	(291)	(622)	(854)	(1,295)

Loss before income taxes	(13,383)	(12,801)	(35,796)	(36,529)
Provision for (benefit from) income taxes	387	(220)	160	(390)

Net loss	$(13,770)	$(12,581)	$(35,956)	$(36,139)

Net loss per share:
Class A and B—basic and diluted	$(0.21)	$(0.20)	$(0.55)	$(0.56)

Weighted average shares used to calculate net loss per share:
Class A and B—basic and diluted	65,293	64,303	65,027	64,189

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,		December 31,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$57,733	$55,662	$19,479
Accounts receivable, net of allowances for doubtful accounts of $840, $908 and $776, respectively	48,964	57,479	157,646
Inventories	63,398	46,330	47,455
Prepaid expenses and other current assets	9,266	10,185	8,321
Deferred income taxes	1,771	2,028	1,678

Total current assets	181,132	171,684	234,579
Long-term investments	2,681	3,685	2,681
Deferred income taxes	980	1,240	989
Property and equipment, net	18,184	14,293	15,059
Capitalized product costs, net	13,253	14,864	13,184
Goodwill	19,549	19,549	19,549
Other intangible assets, net	4,589	6,901	5,653
Other assets	2,023	2,118	1,786

Total assets	$242,391	$234,334	$293,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,127	$38,048	$31,390
Accrued liabilities	23,527	21,152	41,425
Income taxes payable	229	539	167

Total current liabilities	51,883	59,739	72,982
Long-term deferred income taxes	3,394	3,099	3,199
Other long-term liabilities	12,013	11,962	11,734
Stockholders’ equity:
Class A Common Stock, par value $0.0001;
Authorized—139,500 shares; Issued and outstanding:
49,758, 37,234 and 43,783, respectively	5	4	5
Class B Common Stock, par value $0.0001;
Authorized—40,500 shares; Issued and outstanding:
15,817, 27,141 and 20,961, respectively	2	3	2
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	391,592	383,804	387,833
Accumulated other comprehensive income	2,025	(626)	292
Accumulated deficit	(218,338)	(223,466)	(182,382)

Total stockholders’ equity	175,101	159,534	205,565

Total liabilities and stockholders’ equity	$242,391	$234,334	$293,480

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating activities:
Net loss	$(13,770)	$(12,581)	$(35,956)	$(36,139)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,921	5,094	9,447	9,434
Deferred income taxes	49	141	(84)	61
Stock-based compensation expense	1,196	449	2,424	2,907
Loss on disposal of long-term assets	—	—	53	—
Allowance for doubtful accounts	(132)	99	279	330
Other changes in operating assets and liabilities:
Accounts receivable, net	(11,053)	(17,743)	108,835	89,265
Inventories	(8,384)	(11,213)	(15,191)	(18,574)
Prepaid expenses and other current assets	1,750	182	(821)	(2,896)
Other assets	152	283	(236)	1,041
Accounts payable	5,995	10,497	(3,312)	(19,943)
Accrued liabilities	2,120	(2,383)	(18,100)	(18,500)
Long-term liabilities	321	(286)	583	68
Income taxes payable	184	277	62	297
Other	—	29	—	3

Net cash provided by operating activities	(16,651)	(27,155)	47,983	7,354

Investing activities:
Purchases of property and equipment	(2,662)	(1,923)	(7,284)	(4,363)
Capitalization of product costs	(2,171)	(1,231)	(4,340)	(3,947)
Purchases of intangible assets	—	—	—	(5,335)
Disposal of property and equipment	—	—	67	—
Other	—	—	(65)	—

Net cash used in investing activities	(4,833)	(3,154)	(11,622)	(13,645)

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	1,682	387	1,944	833
Net cash paid for payroll taxes on restricted stock unit releases	(74)	(83)	(610)	(112)

Net cash provided by (used in) financing activities	1,608	304	1,334	721

Effect of exchange rate changes on cash	115	(479)	559	(380)

Net change in cash and cash equivalents	(19,761)	(30,484)	38,254	(5,950)
Cash and cash equivalents, beginning of period	77,494	86,146	19,479	61,612

Cash and cash equivalents, end of period	$57,733	$55,662	$57,733	$55,662

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$54,420	$62,413	$94,098	$104,819
Cost of sales (1)	35,438	39,666	63,360	69,640

Gross profit	18,982	22,747	30,738	35,179

Operating expenses: (2) (3)
Selling, general and administrative	17,650	17,737	38,137	38,858
Research and development	8,141	9,361	16,372	17,957
Advertising	3,492	4,710	5,827	8,054
Depreciation and amortization	2,791	3,118	5,344	5,544

Total operating expenses	32,074	34,926	65,680	70,413

Loss from operations	(13,092)	(12,179)	(34,942)	(35,234)

Other income (expense):
Interest income	36	54	69	114
Interest expense	(44)	(22)	(80)	(25)
Other, net	(283)	(654)	(843)	(1,384)

Total other expense, net	(291)	(622)	(854)	(1,295)

Loss before income taxes	(13,383)	(12,801)	(35,796)	(36,529)
Provision for (benefit from) income taxes	387	(220)	160	(390)

Net loss	$(13,770)	$(12,581)	$(35,956)	$(36,139)

(1) Includes depreciation and amortization	2,130	1,976	4,103	3,890

(2) Includes stock-based compensation as follows:
Selling, general and administrative	1,016	128	2,120	2,248
Research and development	180	321	304	659

(3) Includes severance costs as follows:
Selling, general and administrative	55	213	2,421	443
Research and development	18	101	22	284

Segmentdata:
Net sales:
U.S. segment	39,123	48,680	65,475	81,334
International segment	15,297	13,733	28,623	23,485

Income (loss) from operations*:
U.S. segment	(14,442)	(12,956)	(35,716)	(34,848)
International segment	1,350	777	774	(386)

*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments. All related prior period financial data has been recast to conform to the current presentation.